Exhibit 99.2

SUMMARY

You should read the following summary together with the more detailed information and consolidated financial statements and their notes included in Intelsat Corporation’s Annual Report filed on Form 10-K for the year ended December 31, 2007, referred to as the 2007 Form 10-K, and in Intelsat Corporation’s Quarterly Report filed on Form 10-Q for the three months ended March 31, 2008, referred to as the 1Q 2008 Form 10-Q. In this disclosure statement, unless otherwise indicated or the context otherwise requires,

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the terms “we,” “us,” “our,” the “Issuer,” the “Company” and “Intelsat Corp” refer to Intelsat Corporation, formerly known as PanAmSat Corporation, a wholly-owned subsidiary of Intelsat Holding Corporation, formerly known as PanAmSat Holding Corporation,

•	the terms “Intelsat” and “combined company” refer to Intelsat, Ltd. and its currently existing subsidiaries on a consolidated basis after giving effect to the Intelsat Acquisition Transactions,

•	the terms “Serafina Holdings” and “Intelsat Global” refer to Intelsat Global, Ltd. (formerly known as Serafina Holdings Limited),

•	the terms “Serafina” and “Intelsat Global Subsidiary” refer to Intelsat Global Subsidiary, Ltd. (formerly known as Serafina Acquisition Limited),

•	the term “Intelsat Holdings” refers to Intelsat Holdings, Ltd., Intelsat Global Subsidiary’s direct wholly-owned subsidiary,

•	the term “Intelsat Bermuda” refers to Intelsat (Bermuda), Ltd., Intelsat, Ltd.’s direct wholly-owned subsidiary,

•	the term “Intelsat Jackson” refers to Intelsat Jackson Holdings, Ltd., Intelsat Bermuda’s direct wholly-owned subsidiary,

•	the term “Intermediate Holdco” refers to Intelsat Intermediate Holding Company, Ltd., Intelsat Jackson’s direct wholly-owned subsidiary,

•	the term “Intelsat Sub Holdco” refers to Intelsat Subsidiary Holding Company, Ltd., Intermediate Holdco’s direct wholly-owned subsidiary,

•	the term “Intelsat Acquisition Transactions” refers to the acquisition of Intelsat Holding Corporation by Intelsat Bermuda and related transactions, and

•	all references to transponder capacity or demand refer to transponder capacity demand in the C-band and Ku-band only.

Certain other capitalized terms used in this disclosure statement are defined in the 2007 Form 10-K, the 1Q 2008 Form 10-Q or elsewhere in this disclosure statement.

Our Company

We operate as a fully integrated subsidiary of Intelsat, Ltd., our indirect parent. We provide service on a global fleet of 26 satellites that are integrated with 27 other satellites owned by other subsidiaries of Intelsat for a combined fleet of 53 satellites that supply video, data and voice connectivity in approximately 200 countries and territories for over 1,800 customers.

Our goal is to connect people and businesses around the world with reliable, flexible and innovative communications services. Our business is diversified by service offering, customer group, satellite and geography, which reduces our market and operating risk. Our broad customer base includes some of the world’s leading media and communications companies, multinational corporations and Internet service providers, or ISPs. Our customers access our capacity through our extensive service offerings, which include transponder services, hybrid managed services combining satellite capacity and terrestrial facilities.

As a subsidiary of Intelsat, we operate in an attractive, well-developed sector of the satellite communications industry, which is benefiting from increasing demand for fixed satellite services capacity from both private industry and governments. The fixed satellite services sector is characterized by steady and predictable contracted revenue streams, high operating margins, strong cash flows and long-term contractual commitments. As of March 31, 2008, our revenue backlog, which is based on long-term customer commitments of up to 15 years, was approximately $4.5 billion, approximately 97% of which relates to contracts that are non-cancelable or cancelable only upon payment of substantial termination fees. For the twelve months ended March 31, 2008, we generated revenue (including revenue from affiliates) of approximately $1.1 billion. For the year ended December 31, 2007 and the combined three months ended March 31, 2008, we generated Intelsat Corp Adjusted EBITDA (including revenue from affiliates) of $677.5 million and $120.4 million, respectively.

Our combined company has one of the largest, most flexible and most reliable satellite fleets in the world, covering over 99% of the world’s population. Our fleet is operated using a fully integrated satellite operations model that features two operations centers connected by redundant fiber, resulting in a robust monitoring and control system that we believe is unrivaled in our industry. Our satellite fleet is complemented by a terrestrial network of teleports, points of presence and leased fiber links that we use to carry traffic and provide satellite access for our customers. The flexibility of our combined fleet allows us to respond quickly to changes in market conditions and customer demand in order to maximize our revenue and profitability. Since completing the Intelsat Acquisition Transactions in July 2006, we have combined the satellite fleets and implemented new initiatives to increase our financial returns on our satellites, collectively known as our capacity management strategy. Examples of these initiatives include building new satellite neighborhoods around key applications such as direct-to-home, or DTH, video, loading traffic on transponders more efficiently, repointing the beams of certain satellites to bring additional capacity to areas of unmet demand, and relocating satellites to orbital locations that offer improved revenue opportunities. Our capacity management strategy will allow us to take a more strategic approach to our fleet replacement cycle, which we believe will result in long-term capital expenditure savings, since some retiring satellites will not need to be replaced on a one-for-one basis. We believe our capacity management strategy will increase returns on our assets, enhance the value of our orbital locations, and maximize the marketable capacity of our global fleet.

Our combined companies have invested heavily in our communications network over the past several years. Our combined companies spent approximately $3.4 billion on 16 satellites launched from May 2001 to October 2005 in connection with our last satellite fleet renewal and deployment cycles, which were completed with the launch of our Galaxy 15 satellite. The average remaining service life of our satellites was approximately 7.5 years as of March 31, 2008, weighted on the basis of nominally available capacity for the 23 station-kept satellites of the 26 satellites we owned and operated at that time. Since October 2005, our combined company has launched five satellites, and we have recently accelerated and increased certain capital expenditure plans due to new business opportunities with returns on investment that are expected to meet or exceed our financial objectives.

Fixed satellite services are an integral part of the global communications infrastructure. Our customers use our services because of the distinct technical and economic benefits satellite services provide for certain applications. Satellites provide a number of advantages over terrestrial communications systems, including ubiquitous coverage, the ability to broadcast signals to many locations simultaneously and independence from terrestrial infrastructure, including points of congestion or unreliability. Satellites allow equal access to bandwidth regardless of location, density of population or availability of terrestrial infrastructure. This feature, combined with the ability of satellites to simultaneously broadcast high quality, secure signals from a single location to many locations, results in a cost efficient distribution medium for video signals. Corporations, network providers and governments use satellite solutions because the technology provides a secure, easily replicated network platform that can be deployed quickly, and across many different regions, simplifying overall network topologies. The ability of satellites to provide instant communications makes them desirable for disaster recovery and military applications.

The global FSS sector is expected to generate revenues of approximately $8.1 billion in 2008 according to NSR, a leading international market research and consulting firm specializing in satellite and wireless technology and applications. There are multiple growth areas that we believe will drive the continued expansion of the FSS industry.

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Video: Video distribution services for applications such as high definition television, or HDTV, DTH television platforms, and delivery of globalized content are expected to be a source of growth. The increased transmission of HDTV signals requires greater transmission capacity than standard definition signals, and will create additional demand for capacity. Continuing deregulation is expected to create new DTH television platform operators in numerous international markets. Programmers routinely distribute news, sports and entertainment to audiences in multiple geographic markets.

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Data networks: The demand from global organizations for large, cost-effective, private, corporate networks made possible through the combination of broad geographic satellite coverage and the use of very small aperture terminals, or VSATs, is expected to be a source of growth. Satellite-based data networks are expected to grow especially in international markets where terrestrial networks are not well developed and where broadband Internet access is a business necessity.

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Mobility: Efforts by consumer communications companies to combine video services and telephony into a single platform, wired or mobile, should also benefit the FSS industry through increased requirements for the broadcast of video services to new and developing networks. Wireless operators also require satellite capacity for backhaul services that provide a cost-efficient means to rapidly expand their service areas.

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Hybrid satellite-fiber solutions: The combination of our satellites and terrestrial facilities enables us to provide hybrid managed services to our customers, which they use primarily for video and Internet-related services. This is an area which has experienced rapid growth over the last several years, and which we believe will continue to offer growth opportunities within the industry.

In total, C- and Ku-band transponder service revenue in the FSS sector is expected to grow at a compound annual growth rate, or CAGR, of 3.9% from 2007 to 2012, according to NSR.

Our Business Strategy

We operate as a fully integrated subsidiary of Intelsat and have adopted a “one company” operating philosophy, and we believe that our company has been successfully transformed as a result of the integration into Intelsat’s operations. We now benefit from a more favorable competitive position and a more efficient technical and operational profile.

We are pursuing a business strategy which features four initiatives to build on our transformed competitive position and to address attractive new business opportunities that have developed since the time of the Intelsat acquisition. These strategies for profitable growth, in combination with our culture of continuous improvement, will enable us to increase our revenues and operating cash flows before debt service requirements.

Grow Our Business by Focusing on High Growth Regions and Applications

Our combined company has an industry-leading position in every sector that we serve. We believe that the media and network services sectors represent opportunities for revenue growth over the long-term for operators in the FSS industry. We intend to focus our resources on further penetrating the most attractive regions and applications in these sectors in order to increase our profitability and free cash flow.

Media

We intend to expand our media services by continuing to capitalize on the strength of our video neighborhoods, maintaining and growing our leadership position in HDTV distribution and expanding our services for DTH platform operators. We believe that we are well positioned to grow both the distribution and contribution portions of our video business by continuing to develop and expand our cable neighborhoods in the United States, South America and the Asia-Pacific region, and to build new neighborhoods in Europe. As cable operators expand their channel capacities, we have the opportunity to benefit as more channels, services and other data needs require satellite distribution to cable head-ends. Furthermore, as the number of channels grows, demand increases for our premium cable neighborhood satellites. In addition, many U.S. cable operators are increasingly interested in pursuing business expansion opportunities outside of the United States. With strong content provider relationships and assets spanning the globe, we believe we can be an attractive supplier to cable operators as they pursue this strategy.

We also believe that demand for HDTV will experience significant growth in the coming years, which will result in the need for more satellite bandwidth. To fulfill the growing demand for HDTV, we will continue to build upon the success of the Galaxy 13/Horizons 1 satellite, which was placed in service as an HDTV neighborhood to attract this new and fast-growing program format type. Since announcing our HDTV neighborhood on the Galaxy 13 satellite, we have grown the number of HDTV channels carried by our combined system to over 75. We also intend to expand the number of services we provide to high definition programmers. We intend to offer a number of high definition contribution services to enable the capture and transport of high definition programming from remote locations to satellite production facilities, from which it can then be distributed through our satellites serving cable neighborhoods.

Lastly, we will continue to build on our leading international DTH platform business, targeting Latin America, Eastern Europe, the Middle East, Africa and regions within Asia where we can use our available capacity and the flexibility of our satellite fleet to capture additional growth opportunities. We intend to develop new video communities by leveraging our existing satellites and relationships with successful DTH platform operators to capture growth in new DTH markets.

Network Services

We believe our combined company is well positioned to expand our business serving network services customers by focusing on growing applications, including data and IP services, services to wireless operators, global telecommunications carrier services, and mobility services.

We believe our combined company is a leading provider of satellite services supporting data applications such as corporate broadband VSAT networks, virtual private networks, or VPNs, and trunking solutions for ISPs. We will grow our business by continuing to build our relationships with satellite-based broadband service providers, including VSAT service providers in the largest and fastest growing regions, such as North America, Africa, Latin America, Eastern Europe and the Middle East. We intend to solidify our leadership position through partnering initiatives with data and IT services providers in key growth regions and with service providers in attractive vertical markets, such as maritime and oil and gas. We will also continue to market GlobalConnex managed services for regional service providers, corporations and international organizations implementing VPNs for broadband and voice over Internet protocol applications.

We believe that our combined company is well positioned with telecommunications service providers throughout the world, and we have leveraged this presence to build a leading position serving wireless operators in emerging markets such as Africa and the Middle East. We intend to introduce new services that will expand our presence serving the wireless telecommunications sector. We intend to expand our customer base by marketing our services to other forms of competitive carriers in newly deregulated markets, which use satellite capacity in order to introduce their services quickly and independently of established local carriers.

We have an extensive customer base of traditional telecommunications carriers that use our services to reach regions that lack direct access to telecommunications cable interconnects or where internal infrastructure either does not exist or is unreliable. We believe that the drive for continued globalization by multinational corporations will increase satellite demand from global telecommunications companies which need our ubiquitous coverage in order to provide “one-stop” shopping to their customers.

Increase our Return on our Global Combined Asset Base through Disciplined Management of Capacity

As we execute on our first strategy to focus on certain applications and regions, we will create additional opportunity to improve our returns on our existing assets through new capacity management initiatives. These initiatives include establishing strategies for key satellite roles based upon the customer and growth characteristics of the market served by each satellite in such a role. For instance, we plan to increase the value of our satellites by establishing neighborhoods based on growing customer applications, such as DTH video services in regions including Africa, northern and eastern Europe, and South America. Our capacity management strategy also includes creating additional marketable capacity through re-assigning, or grooming, traffic, repointing steerable beams and relocating satellites. Given the scale of our combined company’s fleet, existing customer traffic can be groomed to other satellites in our fleet based upon the customer’s application and the amount of capacity required, which in turn allows us to more efficiently load our transponders and secure larger blocks of capacity for customers with growing, long-term requirements. Furthermore, because many of our combined company’s satellites have flexible designs, including steerable beams, we can repoint beams to areas of unmet demand, or relocate satellites in order to bring additional capacity to an entire region. Through these various capacity management initiatives, we can improve returns on our asset base and maximize the value of our fleet.

Over time, we also intend to rationalize the size of our combined company’s fleet and consolidate the number of orbital locations required to serve our customers. Our capital allocation decisions are based on the expected return on invested capital and market demand, and we will be prudent in the selection of the number, size and characteristics of replacement and new satellites to be launched. For instance, new satellites will be designed to include more high-power, land-mass focused capacity that delivers video and broadband applications more efficiently, thereby increasing the proportion of high value transponders relative to our current capacity mix. In addition, we will seek anchor customers for new satellites in order to improve overall returns. At the closing of the Intelsat Acquisition Transactions, our combined company’s network integration planning identified three satellites that would not need to be replaced as we integrated our fleets. Our combined company has identified additional satellites in our fleet that we currently do not intend to replace, based upon an analysis of demand and satellite utilization in certain regions, and we do not expect to replace our existing fleet on a one-for-one basis. At the same time, we have accelerated the building of certain satellites in order to capture new opportunities and to deliver fresh, high power capacity to regions of strong demand. Through capacity management, we intend to maximize the revenues, and therefore the returns, generated by our assets.

Build New Revenue Streams by Introducing New Products and Services

The flexibility of our network and the global scale of our business gives us the ability to expand our customer and revenue base without significant increases in operating costs. We have identified two areas that we believe offer potential for significant growth with only incremental investment in additional resources: new product development and satellite-related services.

We have a proven track record of capitalizing on new growth opportunities and expanding the FSS market. New service introductions, such as our rapidly growing GlobalConnex business, have resulted in substantial new revenue streams. We are currently in the process of introducing several new IP- or mobility-related services. We have developed a wholesale Internet Protocol Television, or IPTV, platform that operates on our North American satellite and terrestrial infrastructure that is currently in the market trial phase with a North American distributor. We are developing a portfolio of several mobility-related services to serve high growth vertical markets. The first of these is our recently announced global maritime broadband service, which provides on-the-move IP connectivity to the fishing, oil and gas, and shipping sectors. We provide these services on a wholesale basis, working with distributors who are the leaders in their respective vertical markets. Both of these new services are examples of our identifying new markets and technologies which will enable us to generate additional revenues from capacity which is currently underutilized.

We intend to continue to expand our satellite-related services business, which we began approximately three years ago and which has grown to revenues of approximately $39.5 million for the twelve months ended March 31, 2008. This business allows us to generate new revenue streams by offering consulting services to other satellite operators which leverage our internal technical expertise and buying power. Examples of these services include transfer and in-orbit testing, long-term satellite operations, teleport hosting, and satellite design and engineering services. For instance, as of March 31, 2008, we operated nine third-party satellites in addition to our owned satellite fleet, utilizing the same integrated satellite operations infrastructure and with minimal additional headcount.

Selectively Pursue Strategic and Organic Opportunities

Intelsat has a track record of capitalizing on strategic growth opportunities through acquisition, including the completion of two transactions in 2004, and the Intelsat Acquisition Transactions. These transactions further strengthened Intelsat’s leading position in the FSS sector by enhancing its capabilities for video, corporate network and government/military applications. We expect that near-term strategic opportunities in the FSS sector may involve smaller, regional or national satellite operators seeking joint ventures or revenue sharing arrangements in order to provide follow-on capacity for satellites that are aging and facing replacement.

In December 2007, we launched the Horizons 2 satellite, which we built under a joint venture with satellite operator JSAT International, or JSAT. Under this agreement, JSAT funded the satellite and launch vehicle procurement and we have begun paying our contribution obligation over a seven-year period beginning in March 2008. We will share in the revenues generated by this satellite equally with JSAT. This initiative is an example of a business development activity which replaces capacity at a current orbital location through a business arrangement with attractive cash flow characteristics.

In another example, in October 2007 our combined company announced an agreement with Telenor Satellite Broadcasting, referred to as Telenor, to acquire ten transponders on one of its upcoming satellite launches, Thor 6. This modest investment will provide us with the additional capacity our combined company needs to provide continued growth for a current DTH video customer, as well as provide us with an expanded platform for addressing the European video market. We plan to strengthen our global position by working closely with other satellite operators, which will allow us better access to strategic regions and increase the utilization of our global fleet.

In November 2007, our combined company also reached an agreement with Corporación de Radio y Televisión del Norte de México, S. de R.L. de C.V., referred to as SKY Mexico, and SKY Brasil Serviços Ltda., referred to as SKY Brazil, to launch a new 24-transponder satellite to serve the Latin American DTH market. The satellite, known as Intelsat 16, will be dedicated to SKY Mexico and SKY Brazil over the satellite’s estimated 15-year life. This agreement expands our DTH business, and further strengthens our long-term relationship with these platform operators. The terms of this agreement allow our combined company to recover the expected capital expenditures for this satellite through pre-payments for certain services which will be paid in the 12 months following the satellite’s launch and in-orbit testing in late 2009 and early 2010, respectively.

We believe that we can also invest modestly in our existing infrastructure to build the value of our satellite assets. For instance, we are grooming our fleet to increase the number and value of video neighborhoods within our fleet. We may choose to invest in antenna seeding programs to increase the penetration of cable head-ends for certain of our satellites. We believe that these modest investments in new ground infrastructure will enable us to command higher rates for our satellite capacity in video neighborhoods and increase the value provided to programmer customers, which will then be able to reach larger audiences from our fleet.

Additional Information about Our Business

For more information about our business, including a discussion of our customer sectors and our strengths, see Item 1 “Business” in the 2007 Form 10-K.

Acquisition by New Sponsors

On June 19, 2007, Intelsat Holdings, our indirect parent, certain shareholders of Intelsat Holdings, Serafina Holdings, and Serafina (a wholly-owned subsidiary of Serafina Holdings) signed a definitive share purchase agreement (referred to herein as the BC Share Purchase Agreement) for the acquisition of Intelsat Holdings by Serafina. Serafina Holdings is an entity formed by funds controlled by BC Partners Holdings Limited, referred to as the BCEC Funds, and certain other investors. Subsequent to the execution of the BC Share Purchase Agreement, two investment funds controlled by Silver Lake Partners and other equity investors joined the BCEC Funds as the equity sponsors of Serafina Holdings. We refer to the BCEC Funds, the Silver Lake Partners funds and the other equity sponsors collectively as the New Sponsors.

On February 4, 2008, pursuant to the BC Share Purchase Agreement, Serafina acquired 100% of the equity ownership of Intelsat Holdings, referred to as the New Sponsors Acquisition. The aggregate cash purchase price for all of the equity securities of Intelsat Holdings was approximately $5.0 billion. As a result of completion of the New Sponsors Acquisition and related financing transactions, Intelsat and its subsidiaries assumed aggregate net incremental debt of approximately $3.7 billion, as described further below. The former shareholders of Intelsat Holdings (other than management) sold 100% of their equity interests in Intelsat Holdings. Upon closing, management contributed to Serafina Holdings the portion of their equity interests in Intelsat Holdings not purchased for cash by Serafina for equity interests in Serafina Holdings (which was renamed Intelsat Global, Ltd. on February 8, 2008).

On February 4, 2008, in order to finance in part the New Sponsors Acquisition, Serafina borrowed $4.96 billion in aggregate principal amount of term loans under a $2.81 billion senior unsecured bridge loan credit agreement, or the Senior Bridge Loan Credit Agreement, and under a $2.15 billion senior unsecured PIK election bridge loan credit agreement, or the PIK Election Bridge Loan Credit Agreement, and together with the Senior Bridge Loan Credit Agreement, referred to collectively as the Bridge Loan Credit Agreements.

On February 4, 2008, promptly after the consummation of the New Sponsors Acquisition, Intelsat Bermuda transferred certain of its assets (including all of its direct and indirect ownership interests in Intermediate Holdco and Intelsat Corp) and certain of its liabilities and obligations (including its 9 1/4% Senior Notes due 2016, 11 1/4% Senior Notes due 2016, Floating Rate Senior Notes due 2013, Floating Rate Senior Notes due 2015 and its senior unsecured credit facility) to a newly formed direct wholly-owned subsidiary, Intelsat Jackson, pursuant to an assignment and assumption agreement. Following that transfer, referred to as the Intelsat Bermuda Transfer, Intelsat Jackson became the owner of substantially all of Intelsat Bermuda’s existing assets and the obligor with respect to substantially all of Intelsat Bermuda’s existing liabilities and obligations.

On February 4, 2008, immediately after the consummation of the Intelsat Bermuda Transfer, Serafina assigned certain of its assets and liabilities to Intelsat Bermuda, referred to as the Serafina Assignment, including Serafina’s rights and obligations under the Bridge Loan Credit Agreements and a commitment letter it had entered into with certain banks relating to the financing of the New Sponsors Acquisition. The Bridge Loan Credit Agreements were repaid in full with the proceeds of an offering of 11 1/4 % Senior Notes due 2017 and 11 1/2/12 1/2% Senior PIK Election Notes due 2017 issued by Intelsat Bermuda on June 27, 2008, referred to together as the Intelsat Bermuda June 2008 Note Offerings.

In connection with the New Sponsors Acquisition, both the Issuer and Intelsat Sub Holdco also entered into amendments to their existing senior secured credit facilities, which became effective on February 4, 2008. Intelsat Corp also borrowed $150.0 million under a new term loan under its senior secured credit facilities. The amendment to Intelsat Corp’s senior secured credit facilities and the new term loan are described below under the heading “Description of Indebtedness.”

In connection with the New Sponsors Acquisition, on February 7, 2008, Intelsat Jackson redeemed pursuant to their terms all $260.0 million of its outstanding Floating Rate Senior Notes due 2013 and all $600.0 million of its outstanding Floating Rate Senior Notes due 2015, and on March 6, 2008, Intelsat, Ltd. redeemed pursuant to their terms all $400.0 million of its outstanding 5 1/4% Senior Notes due 2008. We refer to the New Sponsors Acquisition and all of the transactions described above (other than the Intelsat Bermuda June 2008 Note Offerings) collectively as the New Sponsors Acquisition Transactions.

The New Sponsors Acquisition Transactions, the Change of Control Offers (as defined below), the financing transactions used to fund the Change of Control Offers, and the offering of the notes and the use of proceeds thereof, are referred to collectively as the Transactions.

The Change of Control Offers

The consummation of the New Sponsors Acquisition resulted in a change of control under the indentures governing certain of our and Intelsat’s outstanding series of notes, giving the holders of those notes the right to require the respective issuers to repurchase those notes at 101% of their principal amount, plus accrued interest to the date of repurchase. Additionally, the consummation of the New Sponsors Acquisition resulted in a change of control under Intelsat Jackson’s $1.0 billion Senior Unsecured Credit Agreement dated February 2, 2007, referred to as the Intelsat Jackson Unsecured Credit Agreement, giving the holders of the term loans outstanding thereunder the right to require the repayment of the term loans at 101% of their principal amount, plus accrued interest to the date of repayment.

On March 5, 2008, the Issuer issued a notice of change of control and launched offers to purchase for cash, referred to herein as the Issuer Change of Control Offers, any and all of its outstanding 9% Senior Notes due 2014, referred to as the Outstanding 2014 Notes, and 9% Senior Notes due 2016, referred to as the Outstanding 2016 Notes, in each case at a purchase price of 101% of the principal amount of such notes plus accrued interest to the date of repurchase. On May 2, 2008, the Issuer completed the repurchase of $651.6 million principal amount of its Outstanding 2014 Notes and $575.0 million principal amount of its Outstanding 2016 Notes, financing these repurchases through borrowings under a $658.1 million term loan due 2014 pursuant to a new 9 1/4% Senior Unsecured Credit Agreement, referred to as the 2014 Unsecured Credit Agreement, and a $580.7 million term loan due 2016 pursuant to a new 9 1/4% Senior Unsecured Credit Agreement, referred to as the 2016 Unsecured Credit Agreement, respectively.

On March 5, 2008, Intelsat Sub Holdco issued a notice of change of control and launched offers to purchase for cash, referred to herein as the Sub Holdco Change of Control Offers, any and all of its outstanding 8 1/4 % Senior Notes due 2013, referred to as the Outstanding 2013 Notes, and 8 5/8% Senior Notes due 2015, referred to as the Outstanding 2015 Notes, in each case at a purchase price of 101% of the principal amount of such notes plus accrued interest to the date of repurchase. On May 2, 2008, Intelsat Sub Holdco completed the repurchase of $874.6 million principal amount of its Outstanding 2013 Notes and $674.3 million principal amount of its Outstanding 2015 Notes, financing these repurchases through borrowings under unsecured credit agreements, which in turn were repaid in full with the proceeds of an offering of 8 1/2% Senior Notes due 2013 and 8 7/8% Senior Notes due 2015 issued by Intelsat Sub Holdco on June 27, 2008.

On April 4, 2008, Intermediate Holdco issued a notice of change of control and launched an offer to purchase for cash, referred to herein as the Intermediate Holdco Change of Control Offer, any and all of its outstanding 9 1/4% Senior Discount Notes due 2015, referred to as the Outstanding 2015 Discount Notes, at a purchase price of 101% of the accreted value of the notes as of June 3, 2008. On June 3, 2008, Intermediate Holdco completed the repurchase of approximately $474.2 million principal amount at maturity of the Outstanding 2015 Discount Notes, financing this repurchase through borrowings under an unsecured credit agreement, which in turn was repaid in full with the proceeds of an offering of 9 1/2% Senior Discount Notes due 2015 issued by Intermediate Holdco on June 27, 2008.

On May 2, 2008, Intelsat Jackson issued a notice of change of control and launched offers to purchase for cash, referred to as the Jackson Change of Control Offers, any and all of its outstanding 11 1/4% Senior Notes due 2016, referred to as the Outstanding Jackson Non-Guaranteed Notes, and its outstanding 9 1/4% Senior Notes due 2016, referred to as the Outstanding Jackson Guaranteed Notes and, together with the Outstanding Jackson Non-Guaranteed Notes, the Outstanding Jackson Notes, in each case at a purchase price of 101% of the principal amount of such notes plus accrued interest to the date of repurchase. On July 1, 2008, Intelsat Jackson completed the repurchase of $281.8 million principal amount of its Outstanding Jackson Non-Guaranteed Notes and $695.0 million principal amount of its Outstanding Jackson Guaranteed Notes, financing these repurchases with the proceeds of an offering of 11 1/2% Senior Notes due 2016 and 9 1/2% Senior Notes due 2016, respectively, referred to together as the New Intelsat Jackson Notes.

In addition, on May 2, 2008, Intelsat Jackson offered to prepay for cash, referred to as the Jackson Change of Control Prepayment Offer, any and all of the outstanding loans under the Intelsat Jackson Unsecured Credit Agreement at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repayment. On July 1, 2008, Intelsat Jackson completed the prepayment of $802.8 million of the outstanding loans under the Intelsat Jackson Unsecured Credit Agreement, financing this prepayment with the proceeds of a $810.9 million term loan borrowing under a new senior unsecured credit agreement dated July 1, 2008, referred to as the New Intelsat Jackson Unsecured Credit Agreement.

We refer to the Issuer Change of Control Offers, the Sub Holdco Change of Control Offers, the Intermediate Holdco Change of Control Offer, the Jackson Change of Control Offers and the Jackson Change of Control Prepayment Offer collectively as the Change of Control Offers.

Organizational Structure

The following chart summarizes Intelsat’s ownership, corporate structure and expected principal amount of third-party indebtedness as of March 31, 2008 on a pro forma basis after giving effect to the Change of Control Offers, the financing transactions used to fund the Change of Control Offers and the offering of the notes and the use of proceeds thereof.

(dollars in millions)

(1)	Intelsat, Ltd.’s senior notes are carried at a discount from their face value, created as a result of fair value accounting associated with the New Sponsors Acquisition in February 2008. The amounts shown here do not reflect these discounts.
(2)

Intelsat, Ltd. guarantees the senior notes noted in this table, the senior secured credit facilities of Intelsat Sub Holdco, the Lockheed Martin note and the unsecured term loans due 2014 under the Intelsat Jackson Unsecured Credit Agreement and the New Intelsat Jackson Unsecured Credit Agreement. Intelsat, Ltd. is a co-obligor of the 9 1/2% Senior Discount Notes due 2015. The amounts shown here do not reflect Intelsat, Ltd.’s obligations under these guarantees or its obligations as co-obligor of the 9 1/4% Senior Discount Notes due 2015 and the 9 1/2% Senior Discount Notes due 2015.

(3)	Intelsat Bermuda guarantees the senior notes of Intelsat Sub Holdco, Intermediate Holdco and Intelsat Jackson noted in this table and the unsecured term loans due 2014 under the Intelsat Jackson Unsecured Credit Agreement and the New Intelsat Jackson Unsecured Credit Agreement. The amounts shown here do not reflect Intelsat Bermuda’s obligations under these guarantees.
(4)	The amount shown is based on the issue date of June 27, 2008.
(5)	As a result of certain transfer transactions consummated on February 4, 2008 in connection with the New Sponsors Acquisition, all indebtedness of Intelsat Bermuda outstanding on such date became indebtedness of Intelsat Jackson. Intelsat Jackson owns all of the stock of Intelsat Holding Corporation through its subsidiaries Intelsat (Gibraltar) Limited, Intelsat (Luxembourg) Sarl and Intelsat (Poland) Sp. z o.o. Intelsat Poland, Luxembourg Branch is the direct owner of the stock of Intelsat Holding Corporation. Intelsat Jackson guarantees the senior notes of Intermediate Holdco and Intelsat Sub Holdco noted in this table. The amounts shown here do not reflect Intelsat Jackson’s obligations under these guarantees.
(6)

The unsecured term loans due 2014 under the Intelsat Jackson Unsecured Credit Agreement and the New Intelsat Jackson Unsecured Credit Agreement, the 9 1/4% Senior Notes due 2016 and the 9 1/ 2% Senior Notes due 2016 are guaranteed by Intelsat Sub Holdco and certain of its subsidiaries.

(7)	Intermediate Holdco guarantees the senior secured credit facilities and senior notes of Intelsat Sub Holdco. The amounts shown here do not reflect Intermediate Holdco’s obligations under these guarantees.
(8)	Intelsat, Ltd. is a co-obligor of the 9 1/4 % Senior Discount Notes due 2015 and the 9 1/2% Senior Discount Notes due 2015. The amount shown is based on the issue date of June 27, 2008.
(9)

Does not include the 9 1/4% Senior Notes due 2016, the 9 1/2% Senior Notes due 2016 and the unsecured term loans due 2014 under the Intelsat Jackson Unsecured Credit Agreement and the New Intelsat Jackson Unsecured Credit Agreement that are guaranteed by Intelsat Sub Holdco and certain of its subsidiaries.

(10)	The total facility size is $250.0 million.
(11)	The term loan is a $344.8 million facility.
(12)	Does not include guarantees of debt of Intelsat Sub Holdco and Intelsat Jackson.
(13)	This note is guaranteed by Intelsat, Ltd.
(14)	Intelsat Holding Corporation is the borrower of the Intelsat Bermuda Loan. For more information regarding the Intelsat Bermuda Loan, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Impact of Significant Transactions—The Intelsat Acquisition Transactions” contained in the 2007 Form 10-K.
(15)	Intelsat Holding Corporation does not guarantee any of the debt of Intelsat Corp.
(16)	Certain of Intelsat Corp’s senior notes and its senior secured credit facilities are carried at discounts from their face value, created as a result of purchase accounting associated with the New Sponsors Acquisition. The actual amounts shown do not reflect the unamortized discount or premium from face value.
(17)	The total facility size is $175.0 million.
(18)	The senior notes of Intelsat Corp are not guaranteed, and the new senior notes of Intelsat Corp will not be guaranteed, by any entity other than certain subsidiaries of Intelsat Corp.
(19)

Refers to subsidiaries that guarantee the senior notes of Intelsat Sub Holdco noted on this table, the 9 1/4% Senior Notes due 2016 and the 9 1/2% Senior Notes due 2016 of Intelsat Jackson and the unsecured term loans due 2014 under the Intelsat Jackson Unsecured Credit Agreement and the New Intelsat Jackson Unsecured Credit Agreement.

(20)	Refers to subsidiaries that guarantee the senior notes of Intelsat Corp and that will guarantee the new senior notes of Intelsat Corp.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements herein constitute forward-looking statements that do not directly or exclusively relate to historical facts. When used herein, the words “may,” “will,” “might,” “should,” “expect,” “plan,” “anticipate,” “project,” “believe,” “estimate,” “predict,” “intend,” “potential,” “outlook” and “continue,” and the negative of these terms, and other similar expressions are intended to identify forward-looking statements and information.

The forward-looking statements made herein reflect our intentions, plans, expectations, assumptions and beliefs about future events. These forward-looking statements speak only as of their dates and are not guarantees of future performance or results and are subject to risks, uncertainties and other factors, many of which are outside of our control. These factors could cause actual results or developments to differ materially from the expectations expressed or implied in the forward-looking statements and include known and unknown risks. Known risks include, among others, the risks discussed in “Risk Factors” under Item 1A “Risk Factors” in the 2007 Form 10-K, the political, economic and legal conditions in the markets we are targeting for communications services or in which we operate and other risks and uncertainties inherent in the telecommunications business in general and the satellite communications business in particular.

Other factors that may cause results or developments to differ materially from the forward-looking statements made herein include, but are not limited to:

•	risks associated with operating our in-orbit satellites;

•	satellite launch failures, satellite launch and construction delays and in-orbit failures or reduced performance;

•

our ability to obtain new satellite insurance policies with financially viable insurance carriers on commercially reasonable terms or at all, as well as the ability of our insurance carriers to fulfill their obligations;

•	possible future losses on satellites that are not adequately covered by insurance;

•	domestic and international government regulation;

•	changes in our revenue backlog or expected revenue backlog for future services;

•	pricing pressure and overcapacity in the markets in which we compete;

•	inadequate access to capital markets;

•	the competitive environment in which we operate;

•	customer defaults on their obligations owed to us;

•	our international operations and other uncertainties associated with doing business internationally;

•	litigation; and

•	other risks discussed in “Risk Factors” under Item 1A “Risk Factors” in the 2007 Form 10-K.

In connection with our acquisition by funds controlled by BC Partners Holdings Limited and Silver Lake Partners as described under “Summary—Acquisition by New Sponsors,” factors that may cause results or developments to differ materially from the forward-looking statements made herein include, but are not limited to:

•	our substantial level of indebtedness following consummation of the New Sponsors Acquisition Transactions;

•	certain covenants in our debt agreements following consummation of the New Sponsors Acquisition Transactions;

•	our ability to make distributions to our parent entities in amounts sufficient to make their required interest and principal payments; and

•

risks that the New Sponsors Acquisition Transactions disrupt our current plans and operations and the potential difficulties in employee retention, including key members of our senior management, as a result of such transactions.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, level of activity, performance or achievements. Because actual results could differ materially from our intentions, plans, expectations, assumptions and beliefs about the future, you are urged not to rely on forward-looking statements herein and to view all forward-looking statements made herein with caution. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.